Exhibit 99.1

             30 YEARS OF OPTIMIZATION

Contacts:	Aspen Technology, Inc.	North America
	David Grip	Michael Parker
	AspenTech	Lois Paul & Partners (for AspenTech)
	+1 781-221-5273	+1 781-782-5714
	david.grip@aspentech.com	aspentech@lpp.com

AspenTech Appoints Robert M. Whelan, Jr. to Board of Directors

Brings Extensive Technology Investment Banking and

Executive Management Experience to AspenTech

BURLINGTON, Mass. — May 6, 2011 — Aspen Technology, Inc. (NASDAQ: AZPN), a leading provider of software and services to the process industries, announced that Robert M. Whelan, Jr. has been appointed to the company’s board of directors.

•                  Whelan brings an extensive background of technology investment banking and executive management to AspenTech’s board.  Since 2001, he has been President of Whelan & Company, LLC, providing business and financial consulting and strategic services to a broad range of companies.  From 2001 to 2005, he served as Managing Director of the consulting firm Valuation Perspectives, Inc.

•                  Previously, Whelan held a number of senior-level positions at leading investment banking and brokerage firms.  He was Vice Chairman of Prudential Volpe Technology Group, the technology investment banking and research division of Prudential Securities.  Prior to Prudential Volpe, he was Chief Operating Officer, Managing Director, board member and Head of Investment Banking of Volpe Brown Whelan & Company, a private technology and healthcare investment banking, brokerage and asset management firm acquired by Prudential Securities in late 1999.

•                  Whelan currently serves as a director of ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA), a developer of small-molecule drugs to treat patients with aggressive cancers where current therapies are inadequate.   He also serves as a director of Leerink Swann LLC, an independent healthcare research firm, and Growth Capital Partners L.P., an advisory and asset management firm. He is a former member of the board of directors of Coastal Enterprise Ventures, a socially responsible venture fund in Portland, Maine.

•                  Whelan holds an MBA from Stanford University and a BA from Dartmouth College.

Supporting Quotes:

Robert M. Whelan, Jr.

“AspenTech is one of the best positioned companies in software, with a clear mission of helping energy, chemicals and other process industry companies achieve superior operating and financial results.  With strong competitive differentiation, a world-class customer base, best in class process optimization software, and a strong financial and organizational foundation, AspenTech is in great position to expand its leadership position.  I look forward to being part of that growth.”

Mark Fusco, President & CEO, Aspen Technology, Inc.

“We are very pleased to add Bob Whelan to our Board of Directors.  With AspenTech in a strong position to grow our leadership position in the process industries, his executive management and technology investment banking experience will be a valuable resource to the company.  I look forward to working with Bob as we continue to execute on AspenTech’s growth strategy.”

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — for energy, chemicals, pharmaceuticals, engineering and construction, and other industries that manufacture and produce products from a chemical process.  With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations.  As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient.  To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

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© 2011 Aspen Technology, Inc. AspenTech, aspenONE, the 7 Best Practices of Engineering Excellence, OPTIMIZE, and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.